Exhibit 99.1
NewsRelease

TC PipeLines, LP Announces Northern Border Sale of Bison Pipeline Project

Calgary, Alberta – September 3, 2008 – (Nasdaq: TCLP) – TC PipeLines, LP (the Partnership) today announced Northern Border Pipeline Company (Northern Border) has sold its wholly owned subsidiary, Bison Pipeline LLC, to TransCanada Pipeline USA Ltd. (TransCanada).

The assets of Bison Pipeline LLC include executed precedent agreements, as well as regulatory, environmental and engineering activities completed to date on the Bison Pipeline Project (Bison Project). Project subscription that is subject to certain conditions currently stands at 405 million cubic feet per day (MMcf/d). Northern Border will retain the executed downstream contracts by shippers on the Bison Project for capacity from Port of Morgan, Montana, to Ventura, Iowa, on the Northern Border system.

As a part of the transaction, TransCanada has committed to proceed with constructing the Bison Project, pending the removal of contingencies, or combining it with the proposed Pathfinder Pipeline Project (Pathfinder Project).

The proposed 289-mile, 24-inch diameter Bison pipeline system would extend from natural gas gathering facilities located in the Powder River Basin supply area to a point of interconnection with the Northern Border system in Morton County, North Dakota. The initial capacity of the Bison Project is anticipated to be approximately 400 million cubic feet per day (MMcf/d). The projected in-service date is late 2010.

The proposed Pathfinder Project is an approximately 625-mile, 36-inch and 42-inch diameter interstate pipeline that would transport natural gas northeast from Meeker, Colorado through Montana to the Northern Border system in North Dakota for delivery into the Ventura and Chicago-area markets. The initial capacity is 1.2 billion cubic feet per day (Bcf/d), with an ultimate capacity of 2.0 Bcf/d. The anticipated Pathfinder Project in-service date is late 2010.

TC PipeLines, LP is a publicly traded limited partnership. TC PipeLines, LP has interests in more than 3,600 miles of federally regulated U.S. interstate natural gas pipelines, including Great Lakes Gas Transmission Limited Partnership (46.45 per cent ownership), Northern Border Pipeline Company (50 per cent ownership) and Tuscarora Gas Transmission Company (100 per cent ownership). Great Lakes is a 2,115-mile pipeline serving markets in Minnesota, Wisconsin, Michigan and eastern Canada. The 1,249-mile Northern Border Pipeline transports natural gas from the Montana-Saskatchewan border to markets in the midwestern United States. Tuscarora owns a 240-mile pipeline system that transports natural gas from Oregon where it interconnects to TransCanada’s Gas Transmission Northwest System. TC PipeLines, LP is managed by its general partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation. TC PipeLines GP, Inc., also holds common units of TC PipeLines, LP. Common units of TC PipeLines, LP are quoted on the NASDAQ Stock Market and trade under the symbol “TCLP.” For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This news release may include forward-looking statements regarding future events and the future financial performance of TC PipeLines, LP. Words such as “believes,” “expects,” “intends,” “forecasts,” “projects,” and similar expressions identify forward-looking statements. All forward-looking statements are based on the Partnership’s current beliefs as well as assumptions made by and information currently available to the Partnership. These statements reflect the Partnership’s current views with respect to future events. The Partnership assumes no obligation to update any such forward-looking statement to reflect events or circumstances occurring after the date hereof. Important factors that could cause actual results to materially differ from the Partnership's current expectations include TransCanada’s ability to obtain commercial support for the Pathfinder Project and their decision to proceed with either the Bison or Pathfinder Projects; regulatory, construction and other risks related to the construction of either the Bison Project and/or the Pathfinder Project; and other risks inherent in the transportation of natural gas as discussed in the Partnership’s filings with the Securities and Exchange Commission, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2007 and subsequent quarterly reports on Form 10-Q.

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Media Inquiries:               Cecily Dobson            (403) 920-785
                             (800) 608-7859

Unitholder and Analyst Inquiries:        Myles Dougan          (877) 290-2772                           investor_relations@tcpipelineslp.com